MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
 PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on Form SB2 of Innovative Consumer Products Inc, of our report dated February 9, 2007 on our audit of the financial statements of Innovative Consumer Products Inc as of January 31, 2007, and the related statements of operations, stockholders’ equity and cash flows from inception June 30, 2006 through January 31, 2007 and for the period then ended, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
February 13, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501